JBBMobile Inc.

SALES PARTNER AGREEMENT FOR JBBMOBILE FIELD CLOUD APPLICATION AND MOBILE CRM

This shall constitute an Agreement made on March 30, 2012 (“Effective Date”) between Portlogic Systems Inc. (“Portlogic”) and JBBMobile Inc. (“JBB”) whereby the above named Sales Partner shall be authorized for the purpose of identifying and pursuing customers for the purpose of reselling JBB’s software systems and solutions pursuant to the following terms and conditions.

Portlogic agrees to:

1 – Distribute, promote, advertise, and demonstrate JBB software covered under this Agreement, giving fair and accurate representation of JBB and JBB’s brand.

2 – Use its marketing efforts and connections for leads resulting in additional JBB user sign-ups, partner merchants, brands, industry introductions, white label clients.

3 – Assist with financing any additional upgrades to JBB's software solution, if required, exclusively for the needs and duration of its partnership.  JBB shall retain sole ownership of any derivative code or feature upgrades created on behalf of, or in collaboration with Portlogic.

JBB agrees to:

1 – Provide technical and sales training to Portlogic personnel in support of Portlogic’s marketing and distribution plan for software covered by this Agreement.

2 – Provide service and technical support of its software, if required, as needed

3 – Entitle Portlogic to use JBB’s trademarks, trade names, service marks, logos or other marks or symbols (collectively, "Marks") only for the purposes under this Agreement.

4 – Provide any available advertising materials, direct mail and promotional pieces.

5 – Provide sales and marketing assistance to Portlogic based on sales performance and availability.

6 – Offer Portlogic privileged web site access to check sales promotions, technical support, logistics and other services or new software information as it becomes available, only for the purposes under this Agreement.

7 - JBB agrees to make all reasonable efforts to provide Portlogic with accurate and fair estimates for time and costs associated with the development of additional features, upgrades, or customizations to JBB's software solution if required.

It is mutually agreed to and accepted as follows:

1 - This Agreement is not assignable in any way. Portlogic cannot authorize others to represent themselves as Sales Partners.

2 - Each party shall defend, indemnify and hold the other party and its affiliates, partners and directors harmless from any and all claims by any other party (including reasonable attorneys’ fees and costs of litigation) resulting from the other party’s own breaches, acts, omissions or misrepresentations, regardless of the form of action.

This Agreement shall become effective on the Effective Date and shall continue for a term of one (1) year, unless either party terminates this Agreement for cause by submitting thirty (30) days notice in writing to the other. This Agreement may automatically renew for periods of one (1) year under the same terms if both parties agree.

The Undersigned have read and fully understand the terms and conditions of this Agreement.

PORTLOGIC SYSTEMS INC.

JBB MOBILE INC.

“Portlogic”

“JBB”

/s/ Jueane Thiessen

/s/ Jason Silva

By: Jueane Thiessen

By: Jason Silva

Title: Chief Financial Officer

Title: Founder & CEO

Date:  March 30, 2012

Date:  March 30. 2012